Exhibit 99.1

Contact: AMDL, Inc.
Mr. Paul Knopick
AMDL Investor Relations
Direct Line: 949.707.5365
VoiceMail: 714.505.4460
For Immediate Release

AMDL Submits Data to FDA for Clearance to Market Its DR-70® Diagnostic Test to Monitor Colorectal Cancer Patients

TUSTIN, Calif., October 15, 2007 — AMDL, Inc. (Amex: ADL), developer and marketer of tests for the early detection of cancer and other serious diseases, announced today that it has filed with the U.S. Food & Drug Administration (FDA) for clearance to market its unique, proprietary DR-70® (FDP) ELISA tumor marker test for use as an aid in monitoring patients previously diagnosed with colorectal cancer. AMDL used the guidance provided at the meeting they had with the FDA on January 25, 2007.

In its submission to the FDA, AMDL and its statistical consultant, Dr. Richard P. Chiacchierini of RPCA in Rockville, MD, have provided statistical evidence that the DR-70® (FDP) ELISA is an “informative test” to validate AMDL’s claim that the DR-70® (FDP) ELISA is effective at monitoring colorectal cancer patients.

AMDL’s DR-70® (FDP) ELISA is an in vitro diagnostic test for the DR-70® (FDP) antigen in human serum. When cleared to market by the FDA, it will be used as an aid in monitoring the disease status in patients who have been previously diagnosed with colorectal cancer. AMDL believes that the test will be useful as an aid in monitoring cancer patients throughout the course of the disease, including after primary surgery, and in determining the response to therapy.

“FDA clearance to market will be a major step for AMDL in the acceptance of DR-70® (FDP) for the monitoring of colorectal cancer, not only in the U.S. but worldwide. We have forwarded to the FDA the data that we believe will show the efficacy and safety of our test,” said Gary L. Dreher, President and CEO.

About AMDL
More information about AMDL and its products can be obtained at www.amdl.com.

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Forward-Looking Statements
Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company’s future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company’s partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.